RETENTION AGREEMENT

This RETENTION AGREEMENT ("Agreement") is entered into by and between Arizona Public Service Company ("APS") and Maria Lacal ("Employee") (collectively the "Parties"). APS highly values and desires to continue to employ Employee, and Employee desires to continue to be employed by APS.

In consideration of the mutual agreements contained in this Agreement, the Parties agree effective December 19, 2008 ("Effective Date") as follows:

1.    Retention Bonus Payments.

1.1    Bonus. APS shall pay Employee a retention bonus of $100,000 ("Payment"), payable on January 1, 2012 ("Payment Date"), provided that Employee demonstrates sustained competent performance of her assigned job responsibilities, does not voluntarily terminate employment, and is not terminated for cause on or prior to Payment Date.

    The Payment shall not be included in Employee's compensation for pension purposes, nor is it deferrable under the Pinnacle West Company Corporation Deferred Compensation Plan. The Payment shall be subject to applicable withholdings including federal, state and local taxes.

1.2    Death or Disability. In the event of Employee's death or disability after the Effective Date, but prior to the Payment Date, so long as Employee was employed by APS through the date of death or disability, the Payment shall be paid in its entirety on the Payment Date.

1.3    Reimbursement. If Employee terminates employment, or is terminated by APS for cause, between the Payment Date and January 1, 2014, the Employee will repay APS the entire Payment, including any amounts paid by APS in connection with applicable tax withholding.

2.    Deferred Compensation Arrangement.

2.1    Plan. Beginning on or about December 17, 2008, APS shall establish a deferred compensation arrangement pursuant to the terms of this Section on behalf of the Employee ("Deferred Compensation Arrangement"). A bookkeeping entry ("Account") shall be utilized as a means for the measurement and determination of amounts, if any, to be paid to the Employee in accordance with the Deferred Compensation Arrangement.

2.2    Credits. APS shall credit an amount equal to Two Hundred Thousand Dollars ($200,000.00) to the Account effective on or about December 17, 2008, and an amount equal to Forty Thousand Dollars ($40,000.00) to the Account effective January 1, 2010 and each of the next four January 1 thereafter (each, a "Company Credit"), provided that the Employee remains employed with APS on each such crediting date and demonstrates sustained competent performance of her assigned job responsibilities.

2.3    Distribution. Subject to the applicable terms and conditions of this Agreement and provided the Employee remains actively employed with APS through the date she attains age 55, the Employee shall be entitled to a payment of benefits under the Deferred Compensation Arrangement in an amount equal to the Company Credits credited to her Account as of the date of her termination. By no later than December 31, 2008, the Employee must submit an election form as required by APS, to receive such distribution in the form of either a lump sum or an annuity. If

Employee is entitled to payment, it will begin, or in the case of a lump sum will be made, upon the Employee's termination of employment. If no timely election is made, payment shall be made in a lump sum. Any election made as to time and form of payment shall be irrevocable. Any payment made shall be subject to applicable withholdings including federal, state and local taxes.

2.4    Termination, Death or Disability.

(a) If Employee is terminated for cause, or Employee voluntarily terminates before she attains age 55, Employee shall forfeit all amounts credited to her Account and no benefits shall be payable under the Deferred Compensation Arrangement. If Employee's employment with APS is involuntarily terminated without cause by APS before she attains age 55, the Employee will be entitled to a lump sum payment in an amount equal to the Company Credits credited to her Account at the time of termination. Payment will be made at the time of the termination, or if applicable, at the time specified in Section 8 of this Agreement.

(b) In the event that the Employee is determined to be disabled under the Pinnacle West Capital Corporation Long-Term Disability Plan before the Employee terminates employment and such disability meets the definition of "disabled" for purposes of Section 409A of the Internal Revenue Code ("Code Section 409A"), (i) in the event the Employee has not yet attained age 55 on the date of such disability, the Account will not be credited with Company Credits, beginning as of the date of such disability, and the Employee shall be entitled to a lump sum payment at age 55 in an amount equal to the Company Credits credited to her Account at the time of distribution or (ii) in the event the Employee is age 55 or older on the date of such disability, the Employee shall be entitled to a lump sum payment in an amount equal to the Company Credits credited to her Account at the time of distribution, payable within 30 days after the date of disability.
(c) In the event that the Employee dies before she terminates employment or after the commencement of payments to him under the Deferred Compensation Arrangement, but before all such benefits have been paid in full, any balance credited to the Account that has not been paid under the Account as determined on the date of death shall be paid to the Employee's beneficiary in a lump sum within sixty (60) days after the date of death. The Employee's beneficiary for purposes of the Deferred Compensation Arrangement shall mean the person(s) or trust(s) specified by the Employee as the Employee's beneficiary, in the form and manner required by APS and on file with APS. In the event no beneficiary is named at the time of death, any benefits shall be paid to the Employee's estate.

3.     Confidentiality.
Employee shall hold the existence and terms of this Agreement in confidence. Employee shall not publicly or privately discuss or disclose the nature or content of this Agreement. However, Employee may disclose the terms of this Agreement if required by federal or state law, and Employee may disclose the terms of this Agreement to Employee's accountant, attorney, consultant and spouse. In addition, the Parties may disclose this Agreement as necessary to enforce its provisions.

                                /s/Maria Lacal                12/9/08
                                Employee Signature            Date